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                                   Exhibit 5.1
                Opinion and Consent of Jones, Day, Reavis & Pogue

                                 August 13, 1996

Fabri-Centers of America, Inc.
5555 Darrow Road
Hudson, Ohio 44236

         Re:  Fabri-Centers of America, Inc. 1990 Employees
              Stock Option and Stock Appreciation Rights Plan
              -----------------------------------------------

Dear Ladies and Gentlemen:

         We have acted as special counsel for Fabri-Centers of America, Inc., an Ohio corporation (the "Company"), in connection with the registration of the Company's Class A Common Shares, without par value ("Class A Stock"), and Class B Common Shares, without par value ("Class B Stock," together with Class A Stock, the "Common Stock"), that may be issued or transferred and sold under the Company's 1990 Employees Stock Option and Stock Appreciation Rights Plan, as amended (the "1990 Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of Common Stock that may be issued pursuant to the 1990 Plan are duly authorized and will be, when issued in accordance with the 1990 Plan and any agreements contemplated thereby, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement being filed by the Company to effect registration of the Common Stock to be issued and sold pursuant to the 1990 Plan under the Securities Act of 1933.

                                Very truly yours,



                                Jones, Day, Reavis & Pogue